EXHIBIT 10.2
                         DEFERRED COMPENSATION AGREEMENT


EFFECTIVE DATE:         November 2, 1996

PARTIES:                Northwest Teleproductions, Inc.           ("Northwest")
                        4455 W. 77th Street
                        Edina, Minnesota  55435

                        John C. McGrath                           ("Executive")
                        5824 Iris Lane
                        Lisle, Illinois  60532

RECITALS:

     A. Northwest is a Minnesota corporation.

     B. Executive will render valuable services to Northwest as its President and Chief Executive Officer and Northwest desires to retain Executive in its service.

     C. Executive desires to defer a portion of his compensation.

     D. This agreement constitutes an unfunded deferred compensation arrangement for a select management or highly compensated employee within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 and 29 C.F.R. ss. 2520.104.23(b)(2).

AGREEMENTS:

     1. Deferred Compensation Account. Northwest shall maintain on its books a deferred compensation account for Executive. Upon the completion of Northwest's annual audit by its independent certified public accountants for the fiscal year beginning April 1, 1996, and upon completion of such audit for each fiscal year thereafter, Northwest shall credit to such account the amount of any Management Incentive Bonus earned by Executive for such fiscal year, calculated pursuant to the formula set forth in the Employment Agreement executed by Executive and Northwest, dated November 2, 1996, as amended from time to time.

     2. Ownership Rights in Account. All amounts credited to Executive's account and any assets purchased with amounts so credited to Executive's account, if any, shall be the sole property of Northwest, and Executive shall have no ownership rights of any kind with respect thereto or any interest therein. The amounts credited to Executive's account under this Agreement shall at all times be entirely unfunded and no action shall be taken at any time which would have the effect of segregating assets of Northwest for payment of any benefit hereunder. Neither Executive nor any other person shall have any interest in any particular assets of Northwest by reason of the right to receive a benefit hereunder, and Executive or any such other person shall have only the rights of a general unsecured creditor of Northwest with respect to any rights hereunder.


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     3. Valuation of Account. The value of Executive's account at any time shall be the amounts of any Management Incentive Bonuses credited to such account, adjusted for interest at a rate equal to the prime interest rate, as reported by First Bank, N.A. on the first business day following January 1 of each year, plus two (2) percentage points, compounded quarterly, until all amounts credited to such account have been distributed as provided in Section 5 below.

     4. Vesting. Amounts credited to Executive's account under this Agreement shall vest according to the following schedule:


   Vesting Date                    Percentage of Account

   November 2, 1997                         20%
   November 2, 1998                         40%
   November 2, 1999                         60%
   November 2, 2000                         80%
   November 2, 2001                        100%


     Notwithstanding the foregoing schedule, Executive's account shall be fully vested upon Executive's death or disability or upon a "change of control" as defined in Section 8 below.

     5. Distributions. Upon Executive's termination of employment for any reason, the vested portion of the amounts credited to Executive's account shall be paid to Executive in five (5) annual installments, in cash, with the first payment due and payable sixty (60) days following such termination of employment, and with each subsequent payment due and payable on the anniversary date thereof. Each annual installment payment under this Section 5 shall include interest on the unpaid balance of Executive's account, compounded quarterly, at the rate specified in Section 3 above. In the event of Executive's death, such amounts shall be paid to Executive's beneficiary as determined pursuant to
Section 6. Northwest may, in its sole discretion, pay all or any portion of the amounts credited to Executive's account in a lump sum to Executive or, in the event of Executive's death, to his beneficiary, within sixty (60) days following Executive's termination of employment or at any time thereafter.

     6. Beneficiary. Executive shall designate a beneficiary to whom payments will be made in the event of Executive's death and shall have the right to revoke or change his beneficiary designation at any time without the consent of the beneficiary. To be effective, such designation, alteration or revocation shall be in writing, in a form approved by Northwest, and shall be filed with and accepted by Northwest. The most recently dated beneficiary designation form which is validly filed with Northwest by Executive shall revoke all previously dated beneficiary designation forms filed by Executive. If Executive fails to designate a beneficiary or if no beneficiary designated by Executive survives him, any amounts remaining shall be paid to Executive's estate.


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     7. Disability. For purposes of this Agreement,  "disability" means that due to illness or injury, Executive is unable to perform the material duties of Executive's occupation with Northwest. Whether Executive is disabled for purposes of this Agreement shall be determined by the Board of Directors of Northwest after consulting with a physician selected by the Board. For purposes of this Agreement, "injury" means accidental bodily injury resulting directly from such accident and independently of all other causes, and "illness" means lack of normal functioning of the body's organs, reduction in the body's ability to function normally due to a temporary ailment, or mental and nervous disorder.

     8. Change of Control. For purposes of this Agreement, "change of control" shall mean:

          (a) A merger or consolidation to which Northwest is a party if the individuals and entities who were shareholders of Northwest immediately prior to the effective date of such merger or consolidation have, immediately following the effective date of such merger or consolidation, beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation;

          (b) The direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of securities of Northwest representing, in the aggregate, fifty-one percent (51%) or more of the total combined voting power of all classes of Northwest's then issued and outstanding securities by any person or entity or by a group of associated persons or entities acting in concert;

          (c) The sale of substantially all of the properties and assets of Northwest to any person or entity which is not a wholly-owned subsidiary of Northwest;

          (d) The shareholders of Northwest approve any plan or proposal for the liquidation of Northwest; or

          (e) A change in the composition of the Board at any time during any consecutive twenty-four (24) month period such that the "Continuing Directors" cease for any reason to constitute at least a sixty percent (60%) majority of the Board. For purposes of this event, "Continuing Directors" means those members of the Board who either:

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               (1)  were directors at the beginning of such consecutive  twenty-
                    four (24) month period; or

               (2) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board of Directors.

     9. Nontransferability. Neither Executive nor any beneficiary designated by Executive to receive his benefit hereunder shall have any right to assign, encumber or otherwise anticipate the right to receive payment hereunder, and the benefits under this Agreement shall not be subject to garnishment, attachment or any other legal process by the creditors of Executive or any beneficiary hereunder.

     10. Payment in Case of Incompetence. If, in the judgment of the Board of Directors of Northwest, based upon facts and information readily available to it, any person entitled to receive a payment hereunder is incapable for any reason of personally receiving and giving a valid receipt of the payment of a benefit, the Board may cause such payment or any part thereof to be made to the duly appointed guardian or to the legal representative of such person or to any person or institution contributing to or providing for the care and maintenance of such person, provided that no prior claim for said payment has been made by a duly appointed guardian or legal representative of such person. The Board shall not be required to see to the proper application of any such payment made in accordance with the provisions hereof and any such payment shall constitute a payment for the account of such person and a full discharge of any liability or obligation of Northwest.

     11. Liability of Northwest. Northwest shall have no liability in connection with this Agreement except to pay out any vested amounts credited to Executive's account in accordance with the terms of this Agreement. Northwest has not made any statements to Executive with respect to the tax implications of any transactions contemplated by this Agreement and Executive has been advised by his counsel with respect to tax effect of this Agreement.

     12. Withholding. To permit Northwest to comply with all applicable federal or state income tax laws or regulations, Northwest may take such action as it deems appropriate to ensure that all applicable federal or state payroll, income or other taxes are withheld from any amounts payable by Northwest to Executive pursuant to this Agreement. If Northwest is unable to withhold such federal and state taxes, for whatever reason, Executive hereby agrees to make the necessary arrangements for the payment of such taxes, which may include paying to Northwest an amount equal to the amount Northwest would otherwise be required to withhold under federal or state law, or presenting to Northwest reasonably satisfactory evidence that Executive has in fact paid the required federal and state income taxes occasioned by the distribution of the deferred compensation benefits to Executive.


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     13. Right to Terminate  Employment.  Neither this  Agreement nor any action taken hereunder shall be construed as giving Executive any right to be retained in the employment of Northwest, interfere with the right of Northwest to discharge Executive at any time, give Northwest the right to require Executive to remain in its employ, or interfere with Executive's right to terminate employment at any time. Either Northwest or Executive may terminate the employment relationship as provided in Article 5 of the Employment Agreement executed by Northwest and Executive and dated October 29, 1996, as amended from time to time, and the rights and obligations of Northwest and Executive upon such termination of employment shall be governed by the terms of that Employment Agreement.

     14. Notices. Any notice to be delivered under this agreement shall be given in writing and delivered, personally or by first-class mail, postage prepaid, to Northwest, Executive or any other person at his or its last known address.

     15. Headings. Headings or titles at the beginning of sections and paragraphs are for convenience of reference, shall not be considered a part of this agreement, and shall not influence its construction.

     16. Amendment or Termination. This Agreement may be amended or terminated only by written agreement signed by Northwest and Executive.

     17. Binding Effect. This Agreement shall be binding upon the parties hereto and their heirs, executors and assigns. Northwest agrees that it will not be a party to any merger, consolidation or reorganization unless and until its obligations under this Agreement shall be expressly assumed by its successor or successors.

     18. Compliance with Applicable Laws. The parties intend that the Agreement comply with the applicable provisions of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder, with the applicable provisions of ERISA, as amended, and the regulations thereunder, and with any provisions of the Securities Exchange Act of 1934, as amended, that may be applicable. If, at a later date, these provisions are construed in such a way as to make the Agreement null and void, the Agreement shall be given effect in a manner that shall best carry out the parties' purposes and intentions.

     19. Governing Law. The provisions of this agreement shall be construed and enforced according to the laws of the State of Minnesota, to the extent that such laws are not preempted by any applicable federal law.



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     IN WITNESS WHEREOF, Northwest and Executive have executed this agreement in the manner appropriate to each on the date indicated.



                                      NORTHWEST TELEPRODUCTIONS, INC.



                                      By /s/ John G. Lindell
                                      Its   Chairman
Subscribed and sworn to before me
this 4th day of November, 1996.       Dated:   November 4, 1996


/s/ Melissa K. Cole
Notary Public





                                     /s/ John C. McGrath
                                     JOHN C. MCGRATH
Subscribed and sworn to before me
this 2nd day of November, 1996.      Dated:    November 2, 1996


/s/ Rhonda M. Gentz
Notary Public





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